EXHIBIT 14.1

GUIDE TO BUSINESS CONDUCT
AND ETHICS

DOT VN, INC.

A DELAWARE CORPORATION

As adopted by the Company on October 15, 2007

GUIDE TO BUSINESS CONDUCT AND ETHICS

IV. ENVIRONMENT	16
V. INTERACTING WITH GOVERNMENT	17
Prohibition on Gifts to Government Officials and Employees	17
Political Contributions and Activities	17
Lobbying Activities	17
Bribery of Foreign Officials	17
VI. IMPLEMENTATION OF THE GUIDE	18
Responsibilities	18
Seeking Guidance	18
Key Beliefs	18
Reporting Violations	18
The Hotline	19
Reporting Complaints and Concerns Regarding Accounting Issues	19
Treatment of Complaints and Retention of Records Regarding Accounting Issues	19
Investigations of Suspected Violations	19
Discipline for Violations	19
Waivers of the Guide	19
No Rights Created	19
Remember	19

PUTTING THE GUIDE TO BUSINESS CONDUCT AND ETHICS TO WORK

About the Guide to Business Conduct and Ethics

We are committed to the highest standards of business conduct in our relationships with each other and with our users, customers and suppliers, shareholders and others. This requires that we conduct our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business ethics. DotVN's Guide to Business Conduct and Ethics helps each of us in this endeavor by providing a statement of the fundamental principles and key policies and procedures that govern the conduct of our business.

The Guide applies to every DotVN officer, director and employee, contractor and agency staff including our subsidiaries and affiliates. You must abide by applicable law in the country where you are located. In some instances, there may be a conflict between the applicable laws of two or more countries, states or provinces. If you encounter such a conflict, or if a local law conflicts with a policy set forth in this Guide, you should consult with the Compliance Officer to determine the appropriate course of action.

The Guide is created to provide each of us with the guidance to make appropriate decisions when we are in doubt about the best course of action or when faced with ethical issues.

Meeting Our Shared Obligations

Each of us is responsible for knowing and understanding the policies and guidelines contained in the following pages. If you have questions, ask them; if you have ethical concerns, raise them. The Compliance Officer, who is responsible for overseeing and monitoring compliance with this Guide, and the other resources set forth in this Guide are available to answer your questions and provide guidance and for you to report suspected misconduct. Our conduct should reflect DotVN's values, demonstrate ethical leadership, and promote a work environment that upholds DotVN's reputation for integrity, ethical conduct and trust. To that end, both as a Company and as individuals, we should:

•	Understand and make a personal commitment to the DotVN Guide.

•	Lead by example, complying with the letter and spirit of the Guide in always doing what is right, even when the alternatives seem easier or more expedient.

•	Understand, and behave in accordance with, other DotVN policies, guidelines and procedures.

•	Ensure that we do not put our own interests ahead of DotVN's when performing our jobs, or use our positions in DotVN, or information acquired through those positions, for any non-DotVN purpose.

•	Conduct all work and business affairs lawfully and with integrity.

•	Provide the coaching and guidance necessary to ensure understanding of, and compliance with, the Guide for those persons in our groups, departments or organizations.

•	Seek assistance, guidance or interpretation on difficult ethical and legal issues from your supervisor or the Compliance Officer.

•	Report incidents of suspected unethical or unlawful conduct to your supervisor or the Compliance Officer.

•	Take prompt, appropriate corrective action when an allegation of wrongdoing is substantiated.

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Create a work environment that encourages frank, open and constructive communication on all business matters, including allowing everyone to ask questions, make suggestions and report errors and wrongdoing without fear of reprisal.

I. RESPONSIBILITY TO OUR ORGANIZATION

DotVN directors and employees are expected to dedicate their best efforts to Company business and to make decisions that affect DotVN using objective and independent standards.

Conflicts of Interest

A conflict of interest occurs when your private interests interfere in any way with the interests of the Company. A conflict can arise when you take actions or have interests that make it difficult for you to perform your Company work objectively and effectively. Your obligation to conduct the Company's business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships. In addition to actual conflicts, even circumstances that create the appearance of a conflict can be harmful. Although we cannot list every conceivable conflict, following are some common examples that illustrate actual or apparent conflicts of interest:

Improper Personal Benefits from DotVN

Conflicts of interest arise when employees or directors, or their "related persons," receive improper personal benefits as a result of their position at DotVN. "Related persons" include any individual living in the same household with a DotVN employee or director, including a spouse, children, parents, significant others, other relations and unrelated cohabitants. You may not accept any benefits from DotVN that have not been duly authorized and approved pursuant to DotVN policy and procedure, including any loans or guarantees of your personal obligations. In that regard, United States federal law generally prohibits DotVN from making personal loans to its directors and executive officers.

Financial Interests in Other Businesses

Without prior written approval of the Compliance Officer (executive officers and members of the Board must also obtain the written approval of the Audit Committee of the Board before making any such investment), neither you nor your related persons may own an interest in a company that competes with DotVN (except for, in the case of related persons, ordinary course compensatory stock or equity plans for related persons who may be employed by a DotVN competitor). You may not own an interest in a company that you are aware does business with DotVN (such as a customer or supplier of DotVN) without the prior written approval of the Compliance Officer. (Executive officers and members of the Board must also obtain the written approval of the Audit Committee of the Board of Directors before making any such investment.) However, it is not typically considered a conflict of interest (and therefore, prior approval is not required) to make or hold investments in mutual funds or similar vehicles that may hold securities of competitors or suppliers or to make or hold investments of less than 1% of the outstanding securities of competitors, customers or suppliers that are listed on a national or international securities exchange.

Business Arrangements with the Company

Without prior written approval from the Chief Executive Officer and the Compliance Officer, you may not participate in a joint venture, partnership or other business arrangement with DotVN. (Executive officers and members of the Board must also obtain the prior written approval of the Audit Committee of the Board of Directors before participating in such an arrangement.)

Outside Employment or Activities with a Competitor

Simultaneous employment, association or activity (including in any consulting, advisory, volunteer or other capacity) with or serving as a director of a competitor of DotVN is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor's interests. While employed by DotVN you may not market products or services in competition with DotVN's current or potential business activities. It is your responsibility to consult with the Compliance Officer to determine whether a planned activity will compete with any of DotVN's business activities before you pursue the activity in question. We recognize that directors may serve as directors and officers of other companies that are in DotVN's business or that invest in or otherwise transact business with companies in DotVN's business. Nothing herein is intended to, and will not, (1) abrogate the duties that such directors may have to such other companies or (2) otherwise restrict such directors or such other companies from engaging in their businesses.

Outside Employment with a Customer or Supplier

Outside employment with a customer or supplier may be permitted in certain circumstances. You must obtain prior written approval from the Compliance Officer, before accepting outside employment or association with a DotVN customer or supplier (including in any consulting, advisory, volunteer or other capacity) or serving as a director of or representing a customer or supplier of DotVN. (Executive officers and members of the Board must also obtain the prior written approval of the Audit Committee of the Board of Directors before participating in such an arrangement.)

Charitable, Government and Other Outside Activities

DotVN encourages all employees to participate in projects and causes that further the welfare of our local communities. However, executive officers and members of the Board must notify the Chairman of the Audit Committee of the Board of Directors and the Compliance Officer before serving as a director or trustee of any charitable, not-for-profit, for-profit (other than competitors, customers and suppliers, which are covered by the preceding paragraph), or other entity or before running for election or seeking appointment to any government-related position. Executive Officers and members of the Board must also obtain the prior approval of the Chairman of the Audit Committee of the Board of Directors, and all other employees must obtain the prior approval of the Compliance Officer, before serving as a director or trustee of any for-profit entity (other than competitors, customers and suppliers which are covered by the preceding paragraph).

Related Persons Working for a Competitor, Supplier or Customer

You may find yourself in a situation where a related person is an employee or significant shareholder of a competitor, supplier or customer of DotVN. Such situations are not prohibited, but they call for extra sensitivity to security, confidentiality and conflicts of interest.

There are several factors to consider in assessing such a situation. Among them: the relationship between DotVN and the other company; the nature of your responsibilities as a DotVN employee or director and those of the other person; and the access each of you has to your respective employer's confidential information. Such a situation, however harmless it may appear to you, could arouse suspicions among your associates that might affect your working relationships. The very appearance of a conflict of interest can create problems, regardless of the propriety of your behavior.

To remove any such doubts or suspicions, you must disclose your specific situation to the Compliance Officer to assess the nature and extent of any concern and how it can be resolved. In some instances, any risk to DotVN's interests is sufficiently remote that the Compliance Officer may only remind you to guard against inadvertently disclosing confidential information and not to be involved in decisions on behalf of DotVN that involve the other company. (Executive officers and members of the Board must also disclose the situation to the Audit Committee of the Board of Directors so that DotVN may assess the nature and extent of any concern and how it can be resolved.)

Pre-Existing Conflicts

Actual or potential conflicts of interest that pre-date the dissemination of this Guide must be disclosed to the Compliance Officer or the Chairman of the Audit Committee of the Board of Directors, as appropriate, within one (1) month of receipt of this Guide. You may use the Acknowledgement Form that appears at the end of the Guide for this disclosure. The approval requirements set forth above also apply to conduct or transactions that exist at the time of dissemination of this Guide.

Corporate Opportunities

As employees, officers and directors of DotVN, we owe a duty to DotVN to advance its legitimate interests when the opportunity to do so arises. If you learn of a business or an investment opportunity through the use of corporate property or information or through your position at DotVN, such as from a competitor or actual or potential customer, supplier or business associate of DotVN, you may not participate in the opportunity or make the investment without making full disclosure to and obtaining the prior written approval of the Compliance Officer. Such an opportunity should be considered an investment opportunity for DotVN in the first instance. (Directors must present corporate opportunities to and obtain the approval of a majority of the disinterested members of the Board of Directors.)

We recognize that directors may serve as directors and officers of other companies that are in DotVN's business or that invest in or otherwise transact business with companies in DotVN's business, and nothing herein is intended to, and will not (1) abrogate the duties that such directors may have to such other companies or (2) otherwise restrict such directors or such other companies from participating in any opportunity that is not a corporate opportunity of DotVN.

Entertainment, Gifts and Gratuities

When you are involved in making business decisions on behalf of DotVN, your decisions must be based on uncompromised, independent judgment. Employees and directors interacting with any person who has business dealings with DotVN (including suppliers, customers, competitors, contractors and consultants) must conduct such activities in the best interest of DotVN, using consistent and unbiased standards. We must never accept gifts or other benefits if our business judgment or decisions would be affected by acceptance of the gift.

Receipt of Gifts and Entertainment

You must never request or ask for gifts, entertainment or any other business courtesies from people doing business with DotVN. Unsolicited gifts and business courtesies, including meals and entertainment, are permissible if they are customary and commonly accepted business courtesies; not excessive in value; and given and accepted without an express or implied understanding that you are in any way obligated by your acceptance of the gift. Gifts that are extravagant in value or unusual in nature should not be accepted without the written approval of your supervisor or the Compliance Officer.

Gifts of cash or cash equivalents (including gift certificates, securities, below-market loans, etc.) in any amount are prohibited and must be returned promptly to the donor.

Offering Gifts and Entertainment

When you are providing a gift, entertainment or other accommodation in connection with DotVN business, you must do so in a manner that is in good taste and without excessive expense. You may not furnish or offer to furnish any gift that is of more than token value or that goes beyond the common courtesies associated with accepted business practices. You should follow the above guidelines for receiving gifts in determining when it is appropriate to give gifts and when prior written approval from your supervisor or the Compliance Officer is required.

Our suppliers and customers likely have gift and entertainment policies of their own. You must be careful never to provide a gift or entertainment that violates the other company's gift and entertainment policy.

What is acceptable in the commercial business environment may be entirely unacceptable in dealings with governments in the United States and other countries. There are strict laws that govern providing gifts, including meals, entertainment, transportation and lodging, to government officials and employees. You are prohibited from providing gifts or anything of value to government officials or employees or members of their families in connection with DotVN business without prior written approval from the Compliance Officer. For more information, see the section of this Guide regarding Interacting with Government.

Giving or receiving any payment or gift in the nature of a bribe or kickback is absolutely prohibited.

Protection and Proper Use of Company Assets

We each have a duty to protect DotVN's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on DotVN's profitability. We should take measures to prevent damage to and theft or misuse of DotVN property. When you leave DotVN, all DotVN property must be returned to DotVN. Incidental and occasional personal use of DotVN's electronic mail and telephone systems is permitted.

Company Books and Records; Financial Reporting and Audits; Disclosure of Material Information

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company.

You must complete all DotVN documents accurately, truthfully, and in a timely manner, including all travel and expense reports. When applicable, documents must be properly authorized. You must record DotVN's financial activities in compliance with all applicable laws and accounting practices. Making false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on behalf of DotVN with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents. Proper record keeping is essential to enable DotVN and its officers to comply with their obligations to make full, fair, accurate, timely and understandable disclosure in the Company's SEC filings and in other public documents.

You must provide information that is accurate, complete, objective, relevant, timely and understandable, act in good faith, responsibly, with due care, competence and diligence without misrepresenting or omitting material facts. You must also maintain appropriate controls over all Company assets and resources that you use. You must not take any action to fraudulently influence a public accountant who is performing an audit or review of DotVN's financial statements. You must not take any action that could result in making Company financial statements misleading.

Disclosure of Material Information

We are required to maintain disclosure controls and procedures designed to ensure that material information about DotVN is made known to the CEO and CFO and that, if required, the information be publicly disclosed in a timely manner. If you know or learn about any information regarding DotVN which may be material, regardless of the source, you must report it immediately to the General Counsel or Compliance Officer.

Information is considered material if (a) there is a substantial likelihood that a reasonable investor would find the information important in determining whether to trade in a security; or (b) the information, if made public, likely would affect the market price of a company's securities. Examples of information that may be material include, among other things:

•	Significant changes in management and other staffing

•	Significant litigation, whether actual or threatened

•	Merger, acquisition, and joint venture negotiations, as well as execution of such agreements

•	Negotiations regarding agreements not made in the ordinary course of business, as well as execution of such agreements

If you are unsure whether certain information is material, please report it anyway. The members of the Disclosure Committee will determine whether information is material and whether disclosure is required. It is also important that you report the information at the earliest possible time and, if possible, before an event has occurred or an action is taken. For example, you should report contract negotiations with significant new customers before the contract is signed or threatened litigation before a lawsuit is filed.

Business Communications

All business records and communications should be clear, truthful and accurate. Business records and communications may become public through litigation, government investigations and the media. DotVN employees should take care to avoid exaggeration, colorful language, guesswork, legal conclusions and derogatory remarks or characterizations of people and other companies. This applies to communications of all kinds, including e-mail, instant messaging and "informal" notes or memos. Records should always be retained and destroyed according to DotVN's record retention policies as discussed in this Guide and as may be adopted in the future.

Record Retention

In the course of its business, DotVN produces and receives large numbers of documents. Numerous laws require the retention of certain DotVN documents for various periods of time. DotVN is committed to compliance with all applicable laws and regulations relating to the preservation of records. DotVN's policy is to identify, maintain, safeguard and destroy or retain all records in DotVN's possession on a systematic and regular basis. Under no circumstances are DotVN records to be destroyed selectively or to be maintained outside DotVN premises or designated storage facilities, except for instances where DotVN records may be temporarily brought home by employees working from home in accordance with approvals from their supervisors or applicable policies about working from home or other remote locations. If you become aware of another employee engaging in questionable behavior regarding the retention of records, please contact the Compliance Officer.

If you learn of a subpoena or a pending or contemplated litigation or government investigation, you should immediately contact the Legal Department. You must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until you are advised by the Legal Department as to how to proceed. You must not destroy or alter any such records in your possession or control. You must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice DotVN. If you have any questions regarding whether a particular record pertains to a pending or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records, you should preserve the records in question and ask the Legal Department or the General Counsel for advice.

Confidential Information

All employees may learn, to a greater or lesser degree, facts about DotVN's business, plans, operations or "secrets of success" that are not known to the general public or to competitors. Sensitive information such as user data, information about DotVN customers, the terms offered or prices charged to particular customers, marketing or strategic plans, product specifications and production techniques are examples of DotVN's confidential information or trade secrets. Confidential information includes all non-public information that might be of use to competitors, or harmful to DotVN or its customers, if disclosed. During the course of performing your responsibilities, you may obtain information concerning possible transactions with other companies or receive confidential information concerning other companies, such as our customers and suppliers, which DotVN may be under an obligation to maintain as confidential.

You are expected to use good judgment with and you must maintain the confidentiality of information entrusted to you by DotVN or its customers, except when disclosure is authorized or legally mandated as required by the proprietary agreement you signed when joining DotVN. Employees and directors who possess or have access to confidential information or trade secrets must:

•	Not use the information for their own benefit or the benefit of persons inside or outside of DotVN.

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Carefully guard against disclosure of that information to people outside DotVN. For example, you should not discuss such matters with family members or business or social acquaintances or in places where the information may be overheard, such as taxis, public transportation, conferences, elevators or restaurants. You should also carefully guard against disclosure of that information in any online forum including message boards, blogs or chat rooms.

•	Not disclose confidential information to another DotVN employee unless the employee needs the information to carry out business responsibilities.

Confidentiality Agreements or Non-Disclosure Agreements are commonly used when DotVN needs to disclose confidential information to suppliers, consultants, joint venture participants, or others. A Confidentiality Agreement puts the person receiving confidential information on notice that he or she must maintain the secrecy of such information. If, in doing business with persons not employed by DotVN, you foresee that you may need to disclose confidential information, you should call the Legal Department and discuss the utility of entering into a Confidentiality Agreement.

Your obligation to treat information as confidential does not end when you leave DotVN. Upon the termination of your employment, you must return everything that belongs to DotVN, including all documents and other materials containing DotVN and customer confidential information. You must not use the confidential information you obtained at DotVN or disclose confidential information to a new employer or to others after ceasing to be a DotVN employee.

You may not disclose your previous employer's confidential information to DotVN as more fully described in the Proprietary Agreement you signed when you joined DotVN. Please refer to that document or contact the Legal Department if you have questions. Of course, you may use general skills and knowledge acquired during your previous employment.

Trademarks, Copyrights and Other Intellectual Property

Trademarks

Our logos and the name DotVN Inc. are examples of DotVN trademarks. You must always properly use our trademarks and advise your supervisor or the Legal Department of instances of others using or infringing DotVN logos, names or trademarks in an unauthorized manner. Similarly, the trademarks of third parties must be used properly.

Copyright Compliance

Works of authorship such as books, articles, drawings, computer software and other such materials may be covered by copyright laws. It is a violation of those laws and of DotVN's policies to make unauthorized copies of or derivative works based upon copyrighted materials. The absence of a copyright notice does not necessarily mean that the materials are not copyrighted.

DotVN licenses the use of much of its computer software from outside companies. In most instances, this computer software is protected by copyright. You may not make, acquire or use unauthorized copies of computer software. Any questions concerning copyright laws should be directed to the Legal Department.

Intellectual Property Rights of Others

It is DotVN policy not to infringe upon the intellectual property rights of others. When using the name, trademarks, logos, materials or software of another company, including any such uses on DotVN's websites, you must do so properly and in accordance with applicable law.

Computer and Communication Resources

DotVN's computer and communication resources, including computers, voicemail and e-mail, provide substantial benefits, but they also present significant security and liability risks to you and DotVN. It is extremely important that you take all necessary measures to secure your computer and any computer or voicemail passwords. If you have any reason to believe that your password or the security of a DotVN computer or communication resource has in any manner been compromised, you must change your password immediately and report the incident to your IT staff.

When you are using DotVN resources to send e-mail, voicemail or to access Internet services, you are acting as a representative of DotVN. Any improper use of these resources may reflect poorly on DotVN, damage its reputation, and expose you and DotVN to legal liability.

All of the computing resources used to provide computing and network connections throughout the organization are the property of DotVN and are intended for use by DotVN employees to conduct the Company's business. To the extent permitted by law, all e-mail, voicemail and personal files stored on DotVN computers are DotVN property and DotVN in its sole discretion, may review any files or communications (including e-mail and voicemail messages). Incidental and occasional personal use of electronic mail and telephones is permitted, but such use should be minimized and the length of the messages should be kept as short as possible, as these messages cost DotVN in both productive time and money.

You should not use DotVN resources in a way that may be disruptive or offensive to others or unlawful. At all times when sending e-mail or transmitting any other message or file, you should not transmit comments, language, images or other files that could be an embarrassment either to you or to the Company if disclosed to persons other than the original addressees. Remember that your "private" e-mail messages are easily forwarded to a wide audience. Be mindful that jokes or comments made in jest can be misinterpreted or cast in a harsh light when they are viewed by others, sometimes long after the fact. In addition, do not use these resources in a wasteful manner. Unnecessarily transmitting messages and other files wastes not only computer resources, but also the time and effort of each employee having to sort and read through his or her own e-mail. If you have concerns about the way an e-mail might be interpreted by the recipient, consider whether a telephone call or face to face conversation would be preferable.

Use of computer and communication resources must be consistent with all other DotVN policies, including those relating to harassment, privacy, copyright, trademark, trade secret and other intellectual property considerations as well as the DotVN policies covering data security

Insider Trading

You are prohibited by DotVN policy and the law from buying or selling securities of DotVN at a time when in possession of "material nonpublic information." This conduct is known as "insider trading." (There is, however, an exception for trades made by certain persons pursuant to a pre-existing trading plan, discussed in the DotVN Stock Trading Policy.) Passing such information on to someone who may buy or sell securities - known as "tipping" - is also illegal. The prohibition applies to DotVN securities and to securities of other companies if you learn material nonpublic information about other companies, such as DotVN's business partners or customers, in the course of your duties for DotVN. As the law regarding insider trading can be complex (and the consequences of violations can be severe for you and for the Company), please don't hesitate to contact the Legal Department with any questions.

Responding to Inquiries from the Press and Others

DotVN employees who are not official DotVN spokespersons may not speak with the press, groups or organizations as a DotVN representative or about DotVN's business unless specifically authorized to do so by the Corporate Communications Department or in the case of speaking to the financial community, securities analysts or shareholders, by the Chief Financial Officer. Requests for information should be directed to Investor Relations.

Compliance with DotVN's Signatory Approval Policy

DotVN employees must comply with DotVN's signatory approval policy. You may not enter into any contract or commit DotVN resources unless you are authorized to do so under this policy. Any employee acting in violation of this policy shall have no authority to bind DotVN.

II. FAIR DEALING

DotVN depends on its reputation for quality, service and integrity. The way we deal with our customers, competitors and suppliers molds our reputation, builds long-term trust and ultimately determines our success. You should endeavor to deal fairly with DotVN's customers, suppliers, competitors and employees. We must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Antitrust Laws

While DotVN competes vigorously in all of its business activities, its efforts in the marketplace must be conducted in accordance with applicable antitrust and competition laws. While it is impossible to describe antitrust and competition laws fully in any code of business conduct, this Guide will give you an overview of the types of conduct that are particularly likely to raise antitrust concerns. If you are or become engaged in activities similar to those identified in the Guide or are concerned about any of these issues, you should consult the Legal Department for further guidance.

Conspiracies and Collaborations Among Competitors

One of the primary goals of the antitrust laws is to promote and preserve each competitor's independence when making decisions on price, output, and other competitively sensitive factors. Some of the most serious antitrust offenses are agreements between competitors that limit independent judgment and restrain trade, such as agreements to fix prices, restrict output or control the quality of products, or to divide a market for customers, territories, products or purchases. You should not discuss these topics with any competitor or come to an agreement with any competitor on any of these topics, as these agreements are virtually always unlawful. (In other words, no excuse will absolve you or DotVN of liability.)

Unlawful agreements need not take the form of a written contract or even express commitments or mutual assurances. Courts can -- and do -- infer agreements based on "loose talk," informal discussions, e-mail and other electronic forms of communication (such as instant messaging) or the mere exchange between competitors of information from which pricing or other unlawful agreement could result. Any communication with a competitor's representative, no matter how innocent it may seem at the time, may later be subject to legal scrutiny and form the basis for accusations of improper or illegal conduct. You should take care to avoid involving yourself in situations from which an unlawful agreement could be inferred.

By bringing competitors together, trade associations and standard-setting organizations can raise antitrust concerns, even though such groups serve many legitimate goals. The exchange of sensitive information with competitors regarding topics such as prices, profit margins, output levels, or billing or advertising practices can potentially violate antitrust and competition laws, as can creating a standard with the purpose and effect of harming competition. You must notify the Legal Department before joining any trade associations or standard-setting organizations. Further, if you are attending a meeting at which potentially competitively sensitive topics are discussed without oversight by an antitrust lawyer, you should object, leave the meeting, and notify the Legal Department immediately. Also, before attending any such meeting where you believe any such discussions may be possible, please contact the Legal Department for guidance.

Joint ventures with competitors are not illegal under applicable antitrust and competition laws. However, like trade associations, joint ventures present potential antitrust concerns. The Legal Department should therefore be consulted before negotiating or entering into any such venture.

Distribution Issues

Relationships with customers and suppliers can also be subject to a number of antitrust prohibitions if these relationships harm competition. For example, it can be illegal for a company to affect competition by agreeing with a supplier to limit that supplier's sales to any of the company's competitors. Collective refusals to deal with a competitor, supplier or customer may be unlawful as well. While a company generally is allowed to decide independently that it does not wish to buy from or sell to a particular person, when such a decision is reached jointly with others, it may be unlawful, regardless of whether it seems commercially reasonable. Finally, it is always unlawful to restrict a customer's re-selling activity through minimum resale price maintenance (for example, by prohibiting discounts).

Other activities that can raise antitrust concerns are:

•	discriminating in terms and services offered to customers where a company treats one customer or group of customers differently than another;

•	exclusive dealing agreements where a company requires a customer to buy from or a supplier to sell to only that company;

•	tying arrangements where a customer or supplier is required, as a condition of purchasing one product, to also purchase a second, distinct product;

•
"bundled discounts," in which discount or rebate programs link the level of discounts available on one product to purchases of separate but related products (for example, pencils linked to other office supplies); and

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"predatory pricing," where a company offers a discount that results in the sales price of a product being below the product's cost (the definition of cost varies depending on the court), with the intention of sustaining that price long enough to drive competitors out of the market.

Because these activities are prohibited under many circumstances, you should consult the Legal Department before implementing any of them.

Penalties

Failure to comply with the antitrust laws could result in jail terms for individuals and large criminal fines and other monetary penalties for both DotVN and individuals. In addition, private parties may bring civil suits to recover three times their actual damages, plus attorney's fees and court costs.

The antitrust laws are extremely complex. Because antitrust lawsuits can be very costly, even when a company has not violated the antitrust laws and is cleared in the end, it is important to consult with the Legal Department before engaging in any conduct that even appears to create the basis for an allegation of wrongdoing. It is far easier to structure your conduct to avoid erroneous impressions than to have to explain your conduct in the future when an antitrust investigation or action is in progress. For that reason, when in doubt, consult the Legal Department with your concerns.

Gathering Information About DotVN Competitors

It is entirely proper for us to gather information about our marketplace, including information about our competitors and their products and services. However, there are limits to the ways that information should be acquired and used, especially information about competitors. In gathering competitive information, you should abide by the following guidelines:

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We may gather information about our competitors from sources such as published articles, advertisements, brochures, other non-proprietary materials, surveys by consultants and conversations with our customers, as long as those conversations are not likely to suggest that we are attempting to (a) conspire with our competitors, using the customer as a messenger, or (b) gather information in breach of a client's nondisclosure agreement with a competitor or through other wrongful means. You should be able to identify the source of any information about competitors.

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We must never attempt to acquire a competitor's trade secrets or other proprietary information through unlawful means, such as theft, spying, bribery or breach of a competitor's nondisclosure agreement. If you were previously employed by a DotVN competitor, you must be particularly sensitive to respecting your confidentiality obligations to your former employer.

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If there is any indication that information that you obtain was not lawfully received by the party in possession, you should refuse to accept it. If you receive any competitive information anonymously or that is marked confidential, you should not review it and should contact the Legal Department immediately.

The improper gathering or use of competitive information could subject you and DotVN to criminal and civil liability. When in doubt as to whether a source of information is proper, you should contact the Legal Department.

III. RESPONSIBILITY TO OUR PEOPLE

Respecting One Another

The way we treat each other and our work environment affects the way we do our jobs. All employees want and deserve a work place where they are respected and appreciated. Everyone who works for DotVN must contribute to the creation and maintenance of such an environment, and supervisors and managers have a special responsibility to foster a workplace that supports honesty, integrity, respect and trust.

Employee Privacy

We respect the privacy and dignity of all individuals. DotVN collects and maintains personal information that relates to your employment, including medical and benefit information. Special care is taken to limit access to personal information to DotVN with a need to know such information for a legitimate purpose. Employees who are responsible for maintaining personal information and those who are provided access to such information must not disclose private information in violation of applicable law or in violation of DotVN's policies.

Equal Employment Opportunity and Nondiscrimination

DotVN is an equal opportunity employer in hiring and promoting practices, benefits and wages. We will not tolerate discrimination against any person on the basis of race, religion, color, gender, age, marital status, national origin, sexual orientation, citizenship or disabled veteran status or disability (where the applicant or employee is qualified to perform the essential functions of the job with or without reasonable accommodation), or any other basis prohibited by law in recruiting, hiring, placement, promotion, or any other condition of employment. You must treat all DotVN people, customers, suppliers and others with respect and dignity.

Sexual and Other Forms of Harassment

DotVN policy strictly prohibits any form of harassment in the workplace, including sexual harassment.

Safety in the Workplace

Weapons and Workplace Violence

No employee may bring firearms, explosives, incendiary devices or any other weapons into the workplace or any work-related setting, regardless of whether or not employees are licensed to carry such weapons. Similarly, DotVN will not tolerate any level of violence in the workplace or in any work-related setting. Violations of this policy or the weapons and workplace violence policies must be referred to your supervisor and the Compliance Officer immediately. Threats or assaults that require immediate attention should be reported to the police. In the United States, you should call 911.

Drugs and Alcohol

DotVN is committed to maintaining a drug-free work environment. You cannot use, sell, attempt to use or sell, purchase, possess or be under the influence of any illegal drug on DotVN premises or while performing DotVN business on or off the premises.

IV. ENVIRONMENT

DotVN's policy is to preserve and protect the environment to the maximum extent reasonably possible, and to conduct business operations (including the businesses that perform services for DotVN) in such a way as to avoid or minimize any adverse impact on the environment. DotVN's policy is to comply with all environmental laws and regulations, including those laws and regulations requiring it to provide truthful and accurate information to government authorities.

Employees making decisions regarding waste disposal or other environmentally sensitive services must follow the law. Employees also should make proper inquiry into the background, integrity, and financial responsibility of all contractors or persons performing such services for DotVN in order to provide reasonable assurance of compliance with all environmental laws and regulations. Employees are responsible for knowing and applying the law in the jurisdiction in which they work.

V. INTERACTING WITH GOVERNMENT

Prohibition on Gifts to Government Officials and Employees

The various branches and levels of government in the United States and other countries have different laws restricting gifts, including meals, entertainment, transportation and lodging, that may be provided to government officials and government employees. In your capacity as a representative of DotVN, you are prohibited from providing gifts, meals or anything of value to government officials or employees or members of their families without prior written approval from the Compliance Officer.

Political Contributions and Activities

Laws of certain jurisdictions prohibit the use of DotVN funds, assets, services, or facilities on behalf of a political party or candidate. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing and in advance by the Compliance Officer. Your work time may be considered the equivalent of a contribution by DotVN. Therefore, you will not be paid by DotVN for any time spent running for public office, serving as an elected official, or campaigning for a political candidate. Nor will DotVN compensate or reimburse you, in any form, for a political contribution that you intend to make or have made.

Lobbying Activities

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication. So that DotVN may comply with lobbying laws, you must notify the Legal Department before engaging in any activity on behalf of DotVN that might be considered "lobbying" as described above.

Bribery of Foreign Officials

DotVN policy, the U.S. Foreign Corrupt Practices Act (the "FCPA"), and the laws of many other countries prohibit DotVN and its officers, employees and agents from giving or offering to give money or anything of value to a foreign official, a foreign political party, a party official or a candidate for political office in order to influence official acts or decisions of that person or entity, to obtain or retain business, or to secure any improper advantage. This area of the law can be complex, and the consequences of violations are severe for you and the Company. Please contact the Legal Department with any questions or concerns you may have.

VI. IMPLEMENTATION OF THE GUIDE

Responsibilities

While each of us is individually responsible for putting the Guide to work, we need not go it alone. DotVN has a number of resources, people and processes in place to answer our questions and guide us through difficult decisions. Copies of this Guide are available from the Compliance. A statement of compliance with the Guide to Business Conduct and Ethics may be requested to be signed by certain officers, directors and employees.

Seeking Guidance

This Guide cannot provide definitive answers to all questions. If you have questions regarding any of the policies discussed in this Guide or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor, the Compliance Officer or the other resources identified in this Guide.

Key Beliefs

It would be wonderful if the right thing to do were always perfectly clear. In the real world of business, however, things are not always obvious. If you find yourself in a situation where the "right thing" is unclear or doing the right thing is difficult, remember our key beliefs:

Does my action reflect DotVN's beliefs in integrity and respect?
To DotVN employees? To customers and users?
To business partners, competitors and shareholders?
To the government? To the public?
If you wouldn't want your action to appear in the media, it's probably not the right thing to do.

Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, the Guide, or DotVN's related policies, you must immediately report that information to your supervisor, the Compliance Officer or the Hotline, discussed below. Please do not attempt to investigate a known or suspected violation on your own; instead please report it to the appropriate individuals. Retaliation against any person for providing information or otherwise assisting in an investigation or proceeding regarding any conduct that the employee believes constitutes a violation of applicable laws or regulations, the Guide or any DotVN policy is a violation of DotVN policy and may, subject to applicable law, result in disciplinary action, up to and including termination of employment.

Reporting Complaints and Concerns Regarding Accounting Issues

The Company is committed to compliance with applicable securities laws, rules, and regulations, accounting standards and internal accounting controls. It is the responsibility of each employee, officer and director promptly to report complaints or concerns regarding accounting, internal accounting controls and auditing matters ("Accounting Issues"). Reports must be made to the Compliance Officer, and can be made by contacting the Compliance Officer. Reports may be made anonymously. Reports will be treated confidentially to the extent reasonably possible. No one will be subject to retaliation because of a good faith report of a complaint or concern regarding Accounting Issues.

Treatment of Complaints and Retention of Records Regarding Accounting Issues

The Compliance Officer will forward complaints and concerns regarding Accounting Issues to the Audit Committee of the Board of Directors as appropriate. Concerns and complaints regarding Accounting Issues will be promptly investigated. The Compliance Officer will provide periodic reports to the Audit Committee regarding concerns or complaints relating to Accounting Issues. The Company will retain copies of all reports, investigative reports, summaries of reports and other documents relating to complaints and concerns regarding Accounting Issues in accordance with the Company's records retention policy.

Investigations of Suspected Violations

All reported violations of Company policy will be promptly investigated and treated confidentially to the extent reasonably possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and DotVN

Discipline for Violations

This Guide will be enforced at all levels, fairly and without prejudice.

DotVN intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Guide and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable law, employees who violate this Guide and other DotVN policies and procedures may be subject to disciplinary actions, up to and including termination of employment and, if warranted, civil legal action or referral to criminal prosecution. In addition, subject to applicable law, disciplinary actions, up to and including termination of employment, may be taken against anyone who directs or approves infractions or has knowledge of them and does not promptly report them in accordance with our policies.

Waivers of the Guide

DotVN will waive application of the policies set forth in this Guide only where circumstances warrant granting a waiver. Waivers of the Guide for directors and executive officers may be made only by the Board of Directors as a whole or the Audit Committee of the Board and must be promptly disclosed as required by law or regulation.

No Rights Created

This Guide is a statement of the fundamental principles and key policies and procedures that govern the conduct of DotVN's business. It is not intended to and does not create any rights in any employee, client, supplier, competitor, shareholder or any other person or entity. Likewise, this Guide is not a contract, and neither the Guide nor any information previously or subsequently communicated to you regarding the Guide provide you with any contract rights. The Guide may be modified at any time without further notice to you. Subject to applicable law, employees are employed at-will, except when covered by an express, written employment agreement. Neither the guidelines set forth in this Guide, nor any other communications regarding the Guide, alter the at-will employment relationship between employees and the Company.

9. Remember

Ultimate responsibility to assure that DotVN complies with the many laws, regulations and ethical standards affecting our business rests with each of us. Please become familiar with and conduct yourself strictly in compliance with those laws, regulations and standards and DotVN's policies and guidelines pertaining to them.

ACKNOWLEDGMENT FORM

I have received and read the DotVN Guide to Business Conduct and Ethics, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Guide and DotVN's related policies and procedures. I understand that I have an obligation to report to the Compliance Officer any suspected violations of the Guide that I am aware of. I acknowledge that the Guide is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment. I have listed below all existing conduct or transactions that create an actual or apparent conflict of interest or that I am otherwise required by this Guide to disclose. ___________________________________________________________________________________

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